INTELLIGENT CONTROLS, INC.
                          74 INDUSTRIAL PARK ROAD, P.O. BOX 638
                          SACO, MAINE 04072
                          Telephone #:  (207)283-0156
                          Fax #:        (207)286-1439


NEWS RELEASE
Contact: Roger E. Brook   (207) 283-0156, ext 121
         Andrew Clement                   ext 126

December 14, 1998


                  INCON INCREASES ITS STOCK BUYBACK PROGRAM

SACO, MAINE - December 14, 1998 - Intelligent Controls, Inc. (INCON) (AMEX symbol: ITC.EC) today announced that its Board of Directors has expanded and extended its stock repurchase program. The Company is now authorized to repurchase $500,000 of INCON common stock through September 1999 (as compared to the prior authorization of $250,000 through March 1999). Stock repurchases may be made from time to time, on the open market or through private transactions. Shares repurchases through this program will be held for issuance under the employee stock option plan and other compensation plans, or for other proper corporate purposes.

In announcing this news, Roger E. Brooks, President and CEO commented, "Our business in October and November 1998 has continued to perform very well and in line with the record results reported for the third quarter of 1998. New bookings in November were, in fact, a record and our present backlog is exceptionally strong. We continue to believe our stock price is significantly undervalued and, as such, the Company purchase of our stock is a sound business decision."

Intelligent Controls, Inc. is a leading supplier of automatic tank gauging systems and line leak detection equipment for the petroleum industry as well as general predictive maintenance instrumentation for the power utility market and other industrial applications.

Additional information about INCON may be found on its website at www.intelcon.com.